Exhibit 5.1

November 5, 2015

Tesoro Corporation.
19110 Ridgewood Parkway
San Antonio, Texas 78259
Ladies and Gentlemen:
We have acted as counsel to Tesoro Corporation, a Delaware corporation (the “Company”) in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of up to $152,000,000 of Deferred Compensation Obligations (the “Deferred Compensation Obligations”), which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Tesoro Executive Deferred Compensation Plan (the “Plan”).
We have examined the Registration Statement, the Plan, the Bylaws and other corporate records of the Company, and such other instruments and documents as we have deemed necessary or appropriate for the purposes of the opinions expressed herein. For the purposes of expressing the opinion set forth below, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter and (v) the due authorization, execution, and delivery of and the validity and binding effect of all documents.
Based on the foregoing, and subject to the qualifications, assumptions and other statements set forth herein, we are of the opinion that the Deferred Compensation Obligations have been duly authorized, and when issued by the Company in accordance with the terms of the Plan, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, except as limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, moratorium, reorganization and other similar laws of general application affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
We express no opinion as to the law of any jurisdiction other than the Delaware General Corporation Law. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. The opinion expressed in this letter is provided as a legal opinion only and not as any guarantee or warranty of the matters discussed herein. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of this letter.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Winstead PC